Exhibit 4.1

Description of the Securities of the Registrant

As of December 31, 2020, Titan International, Inc., a Delaware corporation (Titan or the Company), has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: Common Stock.

The general terms and provisions of the Company's Common Stock are summarized below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, provisions of the Company's Amended and Restated Certificate of Incorporation (Certificate of Incorporation) and the Bylaws of the Company, each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, and the applicable provisions of the Delaware General Corporation Law (DGCL). Titan encourages you to read the Company's Amended and Restated Certification of Incorporation, Bylaws, and the applicable provisions of the DGCL for additional information.

Authorized Shares
Titan's authorized shares consists of 120,000,000 shares of common stock, par value $0.0001 per share (Common Stock), and 4,000,000 shares of preferred stock, par value $0.0001 per share (Preferred Stock).

As of February 26, 2021, there were 61,460,936 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Dividends
Subject to the rights accorded the holders of Preferred Stock or any series thereof pursuant to the Certificate of Incorporation or in any Preferred Stock Designation, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Corporation or any duly authorized committee thereof (the Board) from time to time.

Voting Rights
Except as otherwise provided by the Certificate of Incorporation, or the DGCL, each outstanding share, regardless of class, shall be entitled to one (1) vote upon each matter submitted to vote at a meeting of stockholders. No holder of any shares of any class of stock of the Company are be entitled to cumulative voting rights in the election of the board of directors of the corporation under any circumstances.

Liquidation
In the event of any liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to receive pro rata all of the assets of the Corporation available for distribution to stockholders.

Fully Paid and Non-assessable
All of the Company's issued and outstanding Common Stock is fully paid and non-assessable.

Transfer Agent
The Common Stock is listed and traded on the NYSE (symbol "TWI"). The transfer agent for the Common Stock is Computershare Trust Company, N.A., P.O. Box 505000, Louisville, KY 40233, (877) 237-6882 (www.computershare.com).